EXHIBIT 4.1
CRYSTAL US HOLDINGS 3 L.L.C.
CRYSTAL US SUB 3 CORP.
10% Series A Senior Discount Notes due 2014
10 1/2% Series B Senior Discount Notes due 2014

SECOND SUPPLEMENTAL INDENTURE
Dated as of March 21, 2007
with respect to the
INDENTURE
Dated as of September 24, 2004

THE BANK OF NEW YORK,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
     Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 21, 2007 among Crystal US Holdings 3 L.L.C., a Delaware limited liability company, Crystal US Sub 3 Corp., a Delaware corporation and a subsidiary of Crystal US Holdings 3 L.L.C. (collectively, “Crystal”), Celanese Corporation, a Delaware corporation, as guarantor under the First Supplemental Indenture referred to below (“Celanese”), and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     A. WHEREAS, Crystal has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented, or otherwise modified, the “Indenture”), dated as of September 24, 2004, providing for the issuance of 10% Series A Senior Discount Notes due 2014 and 10 1/2% Series B Senior Discount Notes Due 2014 (collectively, the “Notes”), as amended by a supplemental indenture, dated as of March 30, 2005 (the “First Supplemental Indenture”), among Crystal, Celanese and the Trustee.
     B. WHEREAS, pursuant to and in accordance with Section 9.02 of the Indenture, Crystal has obtained, on or prior to the date hereof, the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding issued under the Indenture to the amendments to the Indenture set forth in this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed for the equal and ratable benefit of the holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Amendments to Indenture. At such time as Crystal delivers written notice to the Trustee and D.F. King & Co., Inc., the Tender Agent for the Notes for purposes of a tender offer and consent solicitation for the Notes, that Notes representing at least a majority in aggregate principal amount of outstanding Notes tendered (and not validly withdrawn) have been accepted for purchase pursuant to Crystal’s Offer to Purchase and Consent Solicitation Statement dated March 6, 2007, the following amendments will become operative:
(a) The following Sections of the Indenture, and any corresponding provisions in the Notes, hereby are deleted in their entirety and replaced with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Existing Section Number	Caption

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.09	Compliance Certificate

Section 4.10	Further Instruments and Acts

Section 4.11	Liens

Section 4.13	Business Activities

Section 4.14	Liquidated Damages Notices

Section 5.01	Consolidation, Merger or Sale of Assets of Crystal LLC

Section 5.02	Consolidation, Merger or Sale of Assets by Crystal Corp
(b) Paragraphs (c), (d), (e), (f), and (g) of Section 6.01 of the Indenture are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
(c) Sub-paragraphs (a)(ii) and (a)(iii) of Section 8.03 of the Indenture are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
(d) Any definitions used exclusively in the provisions of the Indenture deleted pursuant to paragraphs (a), (b) or (c) of this Section 2 are hereby deleted in their entirety.
     3. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals herein are made by Crystal and Celanese and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.
     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     8. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Crystal, Celanese and the Trustee.
[Signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

CRYSTAL US HOLDINGS 3 L.L.C. CRYSTAL US SUB 3 CORP. CELANESE CORPORATION, as Guarantor
By:	/s/ Kevin Rogan
	Name:	Kevin J. Rogan
	Title:	Assistant Secretary

THE BANK OF NEW YORK, as Trustee
By:	/s/ Lesley Daley
	Name:	Lesley Daley
	Title:	Assistant Vice President

Second Supplemental Indenture